Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Forms S-8 (333-228663) and S-3 (333-259668) of Sitio Royalties Corp. of our report dated March 22, 2022, with respect to the consolidated financial statements of Kimmeridge Mineral Fund, L.P., which report appears in this Current Report (Form 8-K) of Sitio Royalties Corp dated June 10, 2022.

/s/ KPMG LLP

Denver, Colorado

June 10, 2022